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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-80370), (Form S-8 No. 33-92252), (Form S-8 No.
333-29195) and (Form S-8 No. 333-39049), pertaining to the Stock Option Plan of Norton McNaughton, Inc. and the Employee Stock Purchase Plan of Norton McNaughton, Inc., the Executive Stock Option Plan of Norton McNaughton, Inc. and the Senior Executive Bonus Plan of ME Acquisition Corp., of our report dated January 30, 1998, with respect to the consolidated financial statements and schedule of Norton McNaughton, Inc. included in this Annual Report (Form 10-K) for the year ended November 1, 1997.

                                                ERNST & YOUNG LLP

New York, New York
February 9, 1998